Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants of The First Bancorp, Inc., we hereby consent to the incorporation by reference in the registration statement (No. 333-______) on Form S-3 of The First Bancorp, Inc. of our report dated March 14, 2008, with respect to the consolidated balance sheets of The First Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years in the three-year period ended December 31, 2007 and the effectiveness of the internal control over financial reporting as of December 31, 2007, which appears in the December 31, 2007 annual report on Form 10K of The First Bancorp, Inc.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/Berry, Dunn, McNeil & Parker

Portland, Maine

February 9, 2009